                                                                     Exhibit 2.2


                     AMENDMENT TO ASSET EXCHANGE AGREEMENT
                    AND POST-CLOSING PERFORMANCE AGREEMENT


     This Amendment to Asset Exchange Agreement and Post-Closing Performance Agreement (this "Amendment") is entered into as of April 15, 1997 (the "Effective Date") by and between United CATV, Inc. ("TCI"), and Jones Communications of Colorado, Inc. ("Jones").


                                   BACKGROUND


     TCI and Jones entered into an Asset Exchange Agreement dated as of October 25, 1996 (the "Agreement"). The parties wish to amend the Agreement as set forth in this Amendment, and to describe certain activities which will be undertaken following the Closing. All capitalized terms used but not defined in this Amendment will have the meanings set forth for such terms in the Agreement.


                                   AMENDMENT


     For valuable consideration the parties agree as follows:


     1.   Clause (i) of Section 7.25 is amended to read:

     "(i) extended for a term of one year, or".

     2. The first sentence of Section 7.26 is hereby amended to read in its entirety as follows:

     "By March 20, 1997, TCI shall conduct microwave proof-of-performance tests in accordance with the memorandum dated October 7, 1996, from Saconna Blair to Ramona Whitman, a copy of which is attached hereto as EXHIBIT 7.26 (the "Microwave Memorandum")."

     3.   The following Sections are inserted into the Agreement after Section
7.26:

     "Section 7.27.  Idaho Springs Improvements.  Prior to Closing, Jones shall
      ------------   --------------------------
     purchase, and, if possible, install the equipment necessary to provide an active return path for the Idaho Springs High School as required by the Idaho Springs franchise and shall also purchase and install in the Idaho Springs System the equipment necessary to provide an emergency notification system which meets all the requirements of the Idaho Springs Franchise and all current or pending federal laws and regulations."

     "Section 7.28 Sprint Promotion. After the Closing Jones will continue to
     ------------- ----------------
     honor the Sprint credit promotion which has been offered in the TCI Systems prior to the Closing in accordance with this Section. Under such promotion, subscribers who initiated Sprint service became entitled to monthly credits for twelve months on their cable bills of either $4.95 (for subscribers taking a cable package that includes Starz! and Encore) or $2.00 (for basic/expanded basic subscribers). Attached as Exhibit 7.28 is a listing of each Subscriber entitled to a credit (the "Sprint Subscribers"), and for each, the amount of monthly credit, the number of months that TCI remains obligated to provide the credit (the "Credit Period") and the total remaining credit obligations of TCI. After Closing, Jones will continue to provide the appropriate credit to each Sprint Subscriber for each month during the Credit Period, and TCI will reimburse Jones for such credits; provided that (a) if TCI is not receiving the applicable reimbursements from Sprint for the Sprint Subscribers, TCI may discontinue such reimbursements to Jones at any time by giving 10 days written notice to such effect to Jones, which notice will be deemed to be TCI's authorization for Jones to discontinue the monthly credits to the Sprint Subscribers pursuant to this Agreement and (b) Jones may terminate its obligations under this Section 7.28 upon 30 days' written notice to such effect to TCI with an additional copy to Ms. Lonnie Clark at TCI at facsimile number
     (303) 488-3222. Any such termination will not relieve TCI of its reimbursement obligation for credits provided by Jones prior to the effective date of such termination or Jones of its obligation to provide such credits prior to the effective date of termination. Jones will give TCI and Sprint a monthly report sent to Ms. Lonnie Clark at the address above, in form reasonably acceptable to TCI, calculating the amount to be reimbursed by TCI and verifying that each Sprint Subscriber is in fact a Sprint Subscriber of basic/expanded basic service (if such Sprint Subscriber receives a monthly $2.00 credit) or Starz! and Encore (if the Sprint Subscriber receives a monthly $4.95 credit). TCI will reimburse such amounts within 10 days after receipt of such monthly report. Any agreement between Sprint and TCI or TCI's Affiliate(s) with respect to such promotion will constitute a TCI Excluded Asset."

     4.   Schedule 1.55, 1.60, 1.61, 1.62, 1.63 and 6.3 relating to the TCI
Systems and attached hereto shall amend and supersede the Schedules of the same designation that were originally attached to the Agreement.

     5.   Schedules 1.24, 1.29, 1.31, 1.32, 5.3, 5.12 and 5.14 relating to the
Jones Systems and attached hereto shall amend and supersede the Schedules of the same designation that were originally attached to the Agreement

     6. The first and third sentences of 5.7.1 of the Agreement are hereby amended to include the following italicized language:

     "Except as otherwise indicated by those certain Phase I Environmental Site Assessments prepared by HWS Consulting Group, Inc., both dated January 14, 1997 (HWS Project No. 73-47/1041.0100 and 73-47/1042.0100), copies of which have been provided to TCI."

Notwithstanding the Environmental Reports, the indemnification regarding Jones' representations and warranties contained in Section 11.3(a) shall, subject to the limitations contained in Section 11.6, continue to include indemnification for the conditions disclosed in the Environmental Report to the extent such indemnification obligations existed before this Amendment and this indemnification shall be in addition to the indemnifications contained in
Section 11.3(g)

     7. The parties hereby waive any requirement that the Environmental Reports delivered pursuant to Section 7.20 include "such soil and groundwater sampling and other testing as will enable the environmental engineers to determine if Hazardous Substances are detected and to provide an estimate of the cost to remove and dispose of the Hazardous Substances or otherwise remediate the property in accordance with all applicable Environmental Laws." With respect to certain environmental conditions reflected in the Environmental Reports, TCI, Jones and Jones Cable Holdings, Inc. shall execute an Indemnification Agreement of even date herewith in the form attached as Exhibit A, which Indemnification Agreement shall also be a Transaction Document.

     8. The parties hereby waive any rights or claims that either may have against the other arising from the failure to timely deliver any report, list or other document required by Section 7 of the Agreement to be delivered by one party to the other between the date of the Agreement and the Closing Date.

     9. Jones agrees that the condition set forth in that certain letter from Jones to TCI, dated October 25, 1996 (the "Side Letter"), relating to the "Water Tower Lease Agreement" is deemed satisfied.

     10. TCI agrees that the condition set forth in the Side Letter relating to the "Arapahoe County Franchise" is deemed satisfied.

     11. TCI shall cause TCI Cable Management Corporation to assign to Jones as of the Closing Date, and Jones will assume, that certain Retransmission Consent Agreement, dated

September 1993, with Paramount Stations Group of Washington Inc., as such Agreement relates to the Annapolis, Maryland headend.

     12. TCI shall if necessary cause its Affiliates to assign to Jones as of the Closing Date, and Jones will assume, all contracts for the sale of advertising on the TCI Systems.

     13.  Title Insurance and Survey Issues Pertaining to Jones Owned Property
          --------------------------------------------------------------------
                  and Jones Leased Property.
                  -------------------------

     (a)  Title Commitment for Hiwan Property.  The title commitment (Order No.
          -----------------------------------
          ABB552381-2) for the Evergreen Jones Leased Property known as the Elks Lodge headend (the "Elks Lodge Headend") reflects the headend is encumbered by a possibility of reverter created in the 1988 deed conveying the property to the Elks Lodge (the "Possibility of Reverter"). Also, because the Elks Lodge has refused to permit recording of the lease for the Elks Lodge Headend or a memorandum thereof, the Title Company will not issue a leasehold title policy for the Elks Lodge Headend.

     (b)  Improvement Location Certificate for Columbine Shopping Center.  The
          --------------------------------------------------------------
          Improvement Location Certificate ("ILC") (Job No. 9702-125) for the Jefferson County Jones Leased Property known as the Columbine Shopping Center headend (the "Columbine Headend") discloses that the tower for that headend has been constructed on a Public Service Company easement which, by its terms, permits Public Service Company to require relocation of the tower. The matter described in the preceding sentence is referred to as the "Columbine Problems." Also, because the ILC for the Columbine Headend does not provide a legal description for the areas occupied by Jones located inside of the building, the Title Company has refused to include such indoor areas on its title policy for the Columbine Headend.

     (c)  Title Commitment and ILC for Argo Mine Headend.  The title commitment
          ----------------------------------------------
          (Order No. TC51107) and the ILC for the Idaho Springs Jones Leased Property known as the Argo Mine headend (the "Argo Mine Headend") disclose that (i) James Maxwell, the lessor under the lease for the headend with Jones, is not the record owner of the property on which the Argo Mine Headend is located, (ii) the Argo Mine Headend lacks access to a public street, (iii) the legal description for the Argo Mine Headend contained in the lease for such headend is insufficient to permit the title company to issue title insurance therefor, and
          (iv) the number of satellite dishes installed in Parcel 1 of the Argo Mine Headend exceeds the number of dishes mentioned in the legal description for said Parcel 1, contained in the lease for the Argo Mine Headend. The matters described in clauses (i) through (iv) of the preceding sentence are referred to as the "Idaho Springs Problems."

     (d)  Title Commitment and ILC for Empire Headend.  The title commitment
          -------------------------------------------
          (Order No. TC51108) and the ILC for the Empire Jones Leased Property known as the Empire headend (the "Empire Headend") disclose (i) the earth station, wood shed, aluminum shed and other cable system facilities are not located within the boundaries of the area leased to Jones, (ii) the Empire Headend lacks access to a public street, and
          (iii) a deed of trust for the benefit of Clear Creek National Bank to secure repayment of $9,730.55 recorded May 21, 1996 (the "CCNB Deed of Trust") encumbers the Empire Headend. The matters described in clauses
          (i) through (iii) of the preceding sentence are referred to collectively as the "Empire Problems."

     (e)  Evergreen Tower Site Lease.
          --------------------------

          (i) Jones leases certain property in Evergreen, Colorado pursuant to a Lease dated April __, 1997 with Dudley and Christine Tower (the "Evergreen tower Site Lease"). Pursuant to the Evergreen Tower Site Lease, the lessors have the right to obtain, on or before May 16, 1997, a Phase I environmental site assessment of the leased premises (the "Site Assessment"). The lessors are further granted the right to terminate, on or before May 31, 1997, the Evergreen Tower Site Lease in the event that the Site Assessment discloses that tenant's use of the leased premises is not in substantial compliance with any environmental laws or poses an environmental risk to the lessors' land, in the lessors' reasonable discretion.

          (ii)  With respect to the Evergreen Tower Site Lease, Jones shall
          (A) pay, with no prepayment adjustment, the $7,500 rental payment due under section 3 for the initial three-year term, (B) reimburse the lessors for the cost of the environmental assessment required under section 8, and (C) obtain the performance bond required under Section 10 for the initial three-year term. In addition, Jones shall indemnify and hold harmless TCI and its shareholders and its and their respective Affiliates and shareholders, officers, directors, employees, agents, successors and assigns and any Person claiming by or through any of them as the case may be, from and against any and all Losses arising out of or resulting from the presence, generation, removal or transportation of a Hazardous Substance on or from the premises leased under the Evergreen Tower Site Lease (the "Site") through and including the Closing Time, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing). This indemnification shall include, without limitation, the cost of relocating the equipment located on the Site to a new site reasonably acceptable to TCI or, if less costly and technically feasible in the reasonable judgment of TCI and Jones, replicating the functionality of the equipment located on the Site at the Elk's Lodge Headend site in Evergreen, Colorado, in the event the lessors terminate the Evergreen Tower Site Lease on or before May 31, 1997 pursuant to
          Section 8 thereof. The foregoing indemnification is in addition to the indemnifications contained in the Agreement and is not subject to any limits on indemnifications set forth in the Agreement except for the period of survival.

     14.  Indemnification Pertaining to Jones Owned Property and Jones Leased
          -------------------------------------------------------------------
                Property.
                --------

     Jones indemnifies and holds harmless TCI and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns and any Person claiming by, through or under any of them, from and against any and all Losses whatsoever arising out of, or in any way relating to, the Possibility of Reverter, any matter constituting a Title Defect which is not disclosed on Land Title Guarantee Company Commitment No. ABB552381-2 dated March 28, 1997 and which would have been insured against under an ALTA leasehold title policy, had such a policy been issued for the Elks Lodge Headend in accordance with such title commitment, the Columbine Problems, any matter constituting a Title Defect affecting the portions of the building occupied by the Jones System which would have been insured against under an ALTA leasehold title policy, had such a policy been issued for the indoor areas of the Columbine Headend, the Idaho Springs Problems, any matter constituting a Title Defect affecting the Argo Mine Headend which is not disclosed on Clear Creek - Gilpin Abstract & Title Corp. Commitment No. TC57107.C-2 and which would have been insured against under an ALTA leasehold title policy, had such a policy been issued for the Argo Mine Headend in accordance with such title commitment, and the Empire Problems. The indemnifications contained in this paragraph 14 shall survive the Closing indefinitely and shall supersede the limitations on indemnification set forth in
Section 11.6 of the Agreement; provided, however, (x) if the Title Company issues to TCI one or more leasehold title insurance policies insuring over any of the conditions or matters subject to indemnification described in the preceding sentence, Jones' indemnification under this Amendment will terminate as to any such condition or matter insured by the title policy or policies, (y) except for Losses arising out of or in any way relating to the Empire Problems described under clauses (i) and (ii) of subsection 13(d) of this Amendment or the Idaho Springs Problems described under subsection 13(c) of this Amendment, for which the indemnifications provided in this paragraph 14 shall continue indefinitely, Jones' indemnification under this Amendment as to any condition or matter, if not sooner terminated under the preceding clause (x), will terminate in any event if and when the current lease term for the Jones Leasehold Property affected by such condition or matter terminates, so long as no claim for indemnification shall have been asserted under this Amendment prior to such lease termination, and (z) that any termination of any indemnification under this paragraph will in no event limit or terminate other indemnifications by Jones under the Agreement or any other agreement between the parties. In pursuing any indemnification rights provided in this paragraph with respect to any third party claim, the parties shall follow the procedures set forth in
Section 11.4 of the Agreement.

     15.  Post-Closing Obligations Pertaining to Jones Owned Property and Jones
          ---------------------------------------------------------------------
                Leased Property.
                ---------------

     As soon as practicable following the Closing, Jones agrees to use commercially reasonable efforts to:

     (a) obtain boundary surveys of the Empire Headend and Argo Mine Headend showing access to such properties from open public streets;

     (b) obtain signatures of the owners of the Argo Mine Headend on an agreement in which they amend the legal descriptions set forth in the lease for the headend to reflect the legal descriptions developed by the Surveyor and set forth on the ILC for the Argo Mine Headend, accept assignment of the existing lease for that headend and agree to assume and perform the landlord's obligations under such lease;

     (c) obtain the signature of the owner of the Empire Headend on an amendment to the existing lease substituting the legal description for the headend developed by the surveyor and set forth in the title commitment for the Empire Headend for the existing legal description, and agreeing to provide access to the headend across property adjacent thereto owned by such landlord;

     (d) obtain a non-disturbance agreement to be recorded in the real estate records in a form reasonably acceptable to TCI, executed by the holder of the note secured by the CCNB Deed of Trust; provided, that, with respect to this subparagraph 15(d), Jones shall be deemed to have used commercially reasonable efforts if it requests that the note holder execute the aforementioned non-disturbance agreement; and

     (e) execute and/or request that the landlord for any Jones Leased Property execute such affidavits and other documents required by TCI to satisfy any of the requirements set forth in the title commitments for the Columbine Headend, Argo Mine Headend or Empire Headend, or to secure deletion of the standard exceptions set forth on such title commitments from TCI Title Policies (excepting only the standard exception for "discrepancies, conflicts in boundary lines, shortage in area, encroachments, and any facts which a current survey of the premises would disclose and which are not shown by public records.").

     16.  Title Insurance and Survey Issues Pertaining to Jones Owned Property
          --------------------------------------------------------------------
               and Jones Leased Property.
               -------------------------

     a.    Annapolis Neck Headend Site.  TCI owns certain real property
           ---------------------------
           located at 729 Old Annapolis Neck Road and Forest Drive in Anne Arundel County, Maryland (the "Annapolis Neck Headend Site"). TCI shall deliver to Jones within 45 days after the Closing, a survey of the Annapolis Neck headend Site in such form as is necessary to obtain the title insurance to be issued pursuant to the title commitment for the Annapolis Headend Site (Order No. A45041-97-2045) issued by Old Republic National Title Insurance Company with the standard printed exceptions relating to survey matters deleted, certified to Jones and to the title company issuing the title commitment. Jones shall have 20 days after its receipt of such survey to notify TCI of any Liens (other than a Permitted Lien or a Lien set forth in Schedule 6.4 of the Agreement) or other matter affecting title to the Annapolis Neck Headend Site which prevents access to or which could prevent or impede in any way the use or operation of the Annapolis Neck Headend Site for the purposes for which it is currently used or operated by TCI (each a "Title Defect"). TCI shall exercise commercially reasonable efforts to remove or cause the title company to commit to insure over, each such Title Defect.

     b.    Anne Arundel County Tower Lease.
           -------------------------------

     c.    Navy Tower License.  TCI licenses certain space at the Naval Surface
           ------------------
           Warfare Center, Annapolis, Maryland (the "Navy Tower License"). The Department of the Navy has informed the parties that the Navy Tower License is not assignable. Accordingly, the Navy Tower License shall not be conveyed to Jones at the Closing and shall be included in the TCI Excluded Assets. Jones has agreed to obtain a new license from the Department of the Navy for continued use of the space. TCI shall have no further obligation to Jones following the Closing to obtain the Navy Tower License.

     17.   Indemnification Pertaining to TCI Owned Property and TCI Leased
           ---------------------------------------------------------------
               Property.
               --------

           TCI indemnifies and holds harmless Jones and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns and any Person claiming by, through or under any of them, as the case may be, from and against any and all Losses whatsoever arising out of, or in any way relating to any matter constituting a Title Defect with respect to the Annapolis Neck Headend Site which TCI fails to eliminate as a title exception to the title policy to be issued for the Annapolis Neck Headend Site. The indemnification contained in this Paragraph shall survive the Closing until the Annapolis Neck Headend is sold or otherwise conveyed by Jones to any Person which is not an Affiliate of

           Jones and shall supersede the limitations on indemnification set forth in Section 11.5 of the Agreement; provided, however, if the Title Company issues to Jones an owner's policy of title insurance which insures over any Title Defect raised by Jones, TCI's indemnification under this Agreement will terminate as to any such condition or matter insured by such title policy; provided, further, however, that such termination of any indemnification under this paragraph will in no event limit or terminate other indemnifications by TCI under the Agreement or any other agreement between the parties. In pursuing any indemnification rights provided in this paragraph with respect to any third party claim, the parties shall follow the procedures set forth in Section 11.4 of the Agreement.

     18.   Post Closing Obligations Pertaining to TCI Owned Property and TCI
           ------------------------------------------------------------------
               Leased Property.
               ---------------

     As soon as practicable following the Closing, TCI agrees to use commercially reasonable efforts to (a) execute, and/or request that the landlord for any TCI Leased Property which constitutes a tower or headend site to execute, such affidavits and other documents required by Jones to satisfy any requirements set forth in the title commitments for such properties, or to secure deletion of the standard exceptions set forth on such title commitments for mechanics' liens and rights of parties in possession, to the extent the Title Company offers such coverage on leasehold policies without requiring surveys of the subject properties.

     19.  Continuation of Indemnities Contained in Agreement.
          --------------------------------------------------

     Nothing in this Agreement is intended to limit, waive or release either party's representations and warranties in the Agreement. Without limiting anything in the Agreement, Jones and TCI acknowledge that, in proceeding to the Closing, each of them is not relying upon its own due diligence with respect to the Real Property, but instead is relying upon the indemnifications of the other party contained in the Agreement and in this Amendment, which constitute a material inducement to each of them in the consummation of the transactions.

     20. This Amendment may be signed in any number of counterparts each of which will be an original and all of which together will constitute one Amendment. This Amendment and the Agreement, as amended hereby, embody the entire agreement between the parties hereto with respect to their subject matter and supersedes all prior representations, agreements and understandings, oral or written, with respect thereto. Except as amended by this Amendment, all of the terms of the Agreement will remain in full force and effect. THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS AMENDMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

     This Amendment to Asset Exchange Agreement and Post-Closing Performance Agreement, is signed by the parties as of the date first written above.

                    UNITED CATV, INC.



                    By:     /s/ William R. Fitzgerald
                            -----------------------------------------
                    Name:   William R. Fitzgerald
                            -----------------------------------------
                    Title:  Vice President
                            -----------------------------------------


                    JONES COMMUNICATIONS OF
                    COLORADO, INC.



                    By:    /s/ Ruth E. Warren
                           ------------------------------------------
                    Name:  Ruth E. Warren
                           ------------------------------------------
                    Title: Group Vice President/Operations
                           -----------------------------------------